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Exhibit No. 99.1

                          TRUSTEE'S DISTRIBUTION REPORT

To the Holders of:

CABCO Trust for BellSouth Debentures (the "Trust") Trust Certificates, CUSIP:
126795 20 2 (the "Certificates").

The Bank of New York, as trustee (the "Trustee") for the Trust hereby gives notice with respect to the distribution of amounts relating to the redemption of all of the outstanding principal amount of the Certificates on January 18, 2005 (the "Redemption Date") as follows:

     1. The amount per Certificate of the distribution payable to the certificateholders on the Redemption Date allocable to principal and premium, if any, and interest expressed as a dollar amount, is as set forth below:

          Principal     Interest        Premium       Total Distribution
          $25.00        $0.4359375      $0.8325       $47,283,187.50

     2.   The applicable interest rate: 6 3/4% per annum.

     3. The amount of aggregate interest, principal and premium, if any, due and not paid on the Certificates as of the Redemption Date is $0.00.

     4. The aggregate stated principal amount of BellSouth Telecommunications, Inc. 6 3/4 % Debentures due October 15, 2033 (the "Underlying Securities") as of such Redemption Date was $0.00. After giving effect to the redemption, no Certificates remain outstanding.

     5. The amounts received by the Trustee in respect of the Underlying Securities during the immediately preceding Underlying Securities interest accrual period was $784,687.50

     6. The aggregate certificate principal balance of the Certificates was $45,000,000.00 at the close of business on the business day immediately preceding the Redemption Date.

     7. The current ratings of the Underlying Securities are not provided in this report. Ratings can be obtained from Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., by calling 212-438-2400 and from Moody's Investors Service, Inc. by calling 212-553-0377.
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     8.   No fees have been paid to the Trustee from the assets of the Trust.


                                      THE BANK OF NEW YORK, as Trustee of
                                      CABCO Trust for BellSouth Debentures


                                      By:   /s/ Yvette Y. Rivera
                                            --------------------------------
                                            Name:  Yvette Y. Rivera
                                            Title:  Assistant Vice President